SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

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               ORANGE AND ROCKLAND UTILITIES, INC.
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        (Name of Registrant as Specified In Its Charter)


               ORANGE AND ROCKLAND UTILITIES, INC.
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O&R
Orange and
Rockland
Utilities, Inc.                              1
                                             First
                                             Quarter
                                             Report
                                             1994


Dear Shareholders:

     I am pleased to enclose for shareholders of record on April
18, 1994, the quarterly dividend check for 63 cents per share of common stock, payable on May 1, 1994. The current dividend is equivalent to an annual dividend rate of $2.52 per share.

     This is Orange and Rockland's 332nd consecutive quarterly dividend payment, and it demonstrates the fundamental strength of the Company as it continues to provide shareholders with 83 years of uninterrupted investment income.

     Holders of Series A preferred and preference stock will be paid their dividends on May 1 and May 2, respectively. If you are a participant in the Company's Dividend Reinvestment and Stock Purchase Plan, your dividend payments have been applied directly to your account.

Net Income

     The Company's net income from electric, natural gas and diversified activities during the first quarter of 1994 was $14.1 million, or $.98 per share, compared with $15.1 million, or $1.05 per share, in 1993. These results reflect the expenses associated with the continuing investigation and litigation described below. The costs were offset in part by the improved operating results of the Company's gas marketing subsidiary and higher utility gas sales as compared with the same period a year ago.

Electric Revenues

     As a result of the unusually cold first quarter, total sales of electric energy to retail customers during the period were 1,086,738 megawatt hours (Mwh), compared with 1,051,758 Mwh during the same period a year ago. During the bitterly stormy first quarter, winter peak demand for electricity hit a record high, and, unlike several other utilities in the region which were forced to implement rolling blackouts, Orange and Rockland's service was uninterrupted by the heavy demand.

     Electric revenues associated with these sales -- after accounting for the effect of the Company's revenue decoupling mechanism agreement -- were $110.8 million, compared with $108.4 million for the first quarter of 1993.

     Under the Company's RDM agreement, New York electric revenue targets are established in a base rate case, and any revenue below or above the target is recovered from -- or returned to -- customers. The Company's electric revenues therefore reflect New York's RDM sales forecast and demand-side management incentives. However, because the Company's New Jersey and Pennsylvania electric sales are not governed by a revenue decoupling mechanism, results in those states are affected by weather-related sales.

     First quarter 1994 revenues from sales to other utilities amounted to $3.1 million, versus $1.7 million a year ago. Sales to these utilities totaled 104,512 Mwh, compared with 59,856 Mwh in the first quarter of 1993. Because revenues from these sales are primarily a recovery of costs in accordance with applicable tariff regulations, they have little impact on the Company's annual earnings.

Gas Revenues

     Gas sales to firm customers during the first quarter of 1994 totaled 10,528 million cubic feet (Mmcf), compared with 9,674 Mmcf during the same period a year ago. Gas revenues for the first quarter were $77.5 million, compared with $67.9 million in the first quarter of 1993. This increase reflects higher sales associated with the unusually cold winter weather than experienced during the same period a year ago. As in the case with electric energy, winter gas demand, too, broke previous records on several occasions, and hit an all-time high of 191.3 million cubic feet during the quarter while customers were provided with uninterrupted service.

Utility Expenses

     For the first quarter of 1994, the costs of fuel, purchased power, gas purchased for resale and reconcilable demand-side management costs were $91.6 million, compared with $81.1 million a year ago. Other expenses amounted to $96.3 million during the first quarter, compared with $91.3 million in 1993, primarily reflecting the increase in maintenance costs, taxes and the legal and accounting expenses associated with the ongoing investigation. These increases were somewhat offset by lower operating interest costs.

Diversified Activities

     Sales from diversified activities -- almost entirely the result of the Company's gas marketing subsidiary -- were $97.0 million in the first quarter of 1994, compared with $82.4 million in the prior year. These results reflect the subsidiary's success in adding customers and increasing its sales volume. While the gas marketing subsidiary made a modest contribution to earnings during the first quarter, its business is characterized by an extremely competitive market and narrow profit margins, and future results cannot be predicted from this quarter's achievements.

Update on Recent Events

     Since I last reported to shareholders on the investigation being conducted by the Special Committee of the Board of Directors, James F. Smith, the Company's former chairman and chief executive officer, was indicted on eight felony counts of grand larceny and two misdemeanor counts of petit larceny as a result of an investigation conducted by the Rockland County District Attorney. The charges involve allegations very similar to claims made in the Company's civil suit brought against Mr. Smith following his dismissal for cause. Mr. Smith has pleaded not guilty to the criminal charges and is contesting the civil suit.

     During the course of the Special Committee's investigation, the financial controls area came under especially rigorous scrutiny, and during the first quarter two officers of the Company with controller responsibilities at one time or another were dismissed.

     While additional investigation and litigation expenses will be incurred during the second quarter of 1994, the investigation is drawing to a conclusion and a full report is scheduled to be released by the Special Committee on or about May 31, 1994. Litigation related to the suits brought by the Company to recover misappropriated funds and against the Company by some shareholders and customers is continuing.

Cost-Reduction Measures

     In order to further enhance our ability to meet the competitive challenges in the years ahead, and to offset some of the expenses associated with the special investigation and litigation, management accelerated its cost-reduction program during the first quarter of 1994. As a result of this effort, the Company's 1994 budget has been reduced by $5.7 million. The cost reductions will not diminish the Company's operating ability and the quality of our service will be unimpaired. We will continue to aggressively pursue other avenues of cost reduction.

A Look Ahead

     I continue to be confident that by applying the lessons learned from the events of the past year -- events now nearly behind us -- Orange and Rockland will emerge this year as an even stronger Company. Those lessons, coupled with the fundamentals already in place, will enable us to even better achieve our mission for customers and shareholders.



     /s/ Victor J. Blanchet, Jr.
     President, Chief Operating Officer
     and Acting Chief Executive Officer

     May 1, 1994
   FINANCIAL HIGHLIGHTS

   Orange and Rockland Utilities, Inc. and Subsidiaries
                                                             1994         1993            % Change

There Months Ended March 31,                                 (Thousands of Dollars)

            Operating Revenues                          $   292,675 $    264,030           10.8
            Operating Income                            $    24,165 $     23,731            1.8
            Net Income                                  $    14,068 $     15,084           (6.7)
            Earnings per Average Common Share           $      0.98 $       1.05           (6.7)

            Electric Sales to Ultimate Customers(Mwh)     1,086,738    1,051,758            3.3
            Electric Sales to Other Utilities(Mwh)          104,512       59,856           74.6
            Gas Sales to Firm Customers(Mmcf)                10,528        9,674            8.8

Twelve Months Ended March 31,                                 1994        1993            % Change
                                                              (Thousands of Dollars)
            Operating Revenues                          $ 1,000,016 $    868,096           15.2
            Operating Income                            $    82,967 $     82,992              -
            Net Income                                  $    43,799 $     48,850          (10.3)
            Earnings per Average Common Share           $      2.99 $       3.37          (11.3)

            Electric Sales to Ultimate Customers(Mwh)     4,392,508    4,231,037            3.8
            Electric Sales to Other Utilities(Mwh)          279,408      253,788           10.1
            Gas Sales to Firm Customers(Mmcf)                21,410       21,053            1.7

Twelve Months Ended March 31,                                1994         1993
  Selected Financial Ratios:
            Dividends Declared*                         $      2.51 $       2.45
            Return on Average Common Equity                   10.85%       12.58%
            Ratio of Earnings to Fixed Charges(Times)          3.02         3.08
            Dividend Payout Ratio                             83.95%       72.70%
            Book Value per Common Share                 $     28.14 $      27.65

  *At the current rate of 63.0 cents per share, this is equivalent to $2.52 on an annual basis.

CONSOLIDATED COMPARATIVE INCOME STATEMENTS
Orange and Rockland Utilities, Inc. and Subsidiaries
                                                       Three Months          Twelve Months
                                                      Ended March 31,       Ended March 31,
                                                        1994     1993      1994      1993
                                                               (Thousands of Dollars)
Operating Revenues:
         Electric                                     $111,146 $109,156  $482,543  $461,042
         Gas                                            81,403   70,782   167,878   152,112
         Electric sales to other utilities               3,141    1,740     7,815     6,933
                                                       -------  -------   -------   -------
             Total Utility Revenues                    195,690  181,678   658,236   620,087
         Diversified activities                         96,985   82,352   341,780   248,009
                                                       -------  -------   -------   -------
               Total Operating Revenues                292,675  264,030 1,000,016   868,096
Operating Expenses:                                    -------  -------   -------   -------
         Operations:
            Fuel used in electric production            25,055   16,298    83,237    78,408
            Electricity purchased for resale            10,972   17,225    56,716    55,074
            Gas purchased for resale                    50,166   41,997    98,153    86,500
            Non-Utility gas marketing purchases         91,075   78,418   323,124   233,540
            Other expenses of operation                 37,467   36,975   154,565   141,278
         Maintenance                                    10,072    9,057    43,876    40,895
         Depreciation and amortization                   8,711    8,476    34,755    34,102
         Taxes other than income taxes                  26,155   24,404    95,366    91,241
         Federal income taxes                            8,837    7,449    27,257    24,066
                                                       -------  -------   -------   -------
               Total Operating Expenses                268,510  240,299   917,049   785,104
                                                       -------  -------   -------   -------
Income From Operations                                  24,165   23,731    82,967    82,922
                                                       -------  -------   -------   -------
Other Income and Deductions:
         Allowance for other funds used
           during construction                              30       (1)       71       334
         Investigation costs                            (3,212)       -    (9,351)        -
         Other--net                                        399     (189)     (349)     (116)
         Taxes other than income taxes                     (26)     (27)      (93)     (101)
         Federal income taxes                            1,219      358     4,386     1,253
                                                       -------  -------   -------   -------
               Total Other Income and Deductions        (1,590)     141    (5,336)    1,370
                                                       -------  -------   -------   -------
Income Before Interest Charges                          22,575   23,872    77,631    84,362
                                                       -------  -------   -------   -------
Interest Charges:
         Interest on long-term debt                      7,492    7,885    29,991    32,045
         Other interest                                    796      717     2,928     2,955
         Amortization of debt premium and expense--net     301      218     1,199       504
         Allowance for borrowed funds used
           during construction                             (82)     (32)     (286)        8
                                                       -------  -------   -------   -------
               Total Interest Charges                    8,507    8,788    33,832    35,512
                                                       -------  -------   -------   -------
Net Income                                              14,068   15,084    43,799    48,850
Dividends on preferred and preference stock, at
  required rates                                           813      841     3,336     3,449
                                                       -------  -------   -------   -------
Earnings applicable to common stock                    $13,255  $14,243   $40,463   $45,401
                                                       =======  =======   =======   =======
Average number of common shares outstanding(000's)      13,532   13,531    13,532    13,481
                                                       =======  =======   =======   =======
Earnings per average common share outstanding            $0.98    $1.05     $2.99     $3.37
                                                       =======  =======   =======   =======

This is an interim statement of income and should not be taken as a basis for predicting results for the calendar year.


CONSOLIDATED BALANCE SHEETS
Orange and Rockland Utilities, Inc. and Subsidiaries

                                         March 31,
                                       1994       1993
                                    (Thousands of Dollars)
Assets
 Utility Plant:
         Electric                     $935,099   $909,285
         Gas                           190,430    179,675
         Common                         52,570     50,368
                                      ---------  ---------
                                     1,178,099  1,139,328
         Less accumulated
            depreciation               380,203    355,680
                                      ---------  ---------
                                       797,896    783,648
         Construction work in         ---------  ---------
            progress                    31,675     28,098
                                      ---------  ---------
               Net Utility Plant       829,571    811,746
                                      ---------  ---------




 Nonutility Property(Net)               21,856     22,028
                                      ---------  ---------



 Current Assets:
         Cash and Cash Equivalents       4,752     25,963
         Other                         247,439    210,296
                                      ---------  ---------

               Total Current Assets    252,191    236,259
                                      ---------  ---------


 Deferred Debits:
         Extraordinary property loss
           Sterling nuclear project     14,146     18,678
         Other deferred debits         165,103    141,362
                                      ---------  ---------
               Total Deferred Debits   179,249    160,040
                                      ---------  ---------

                 Total              $1,282,867 $1,230,073
                                     ========== ==========





Capitalization and Liabilities:
 Capitalization:
  Common stock                         $67,662    $67,657
  Premium on capital stock             130,320    130,301
  Capital stock expense                 (6,107)    (6,092)
  Retained earnings                    188,908    182,343
                                      ---------  ---------
   Total Common Stock
     Equity                            380,783    374,209
                                      ---------  ---------
  Non-redeemable preferred
   stock                                42,844     42,844
  Non-redeemable preference
   stock                                   434        459
                                      ---------  ---------
   Total Non-Redeemable Stock           43,278     43,303
                                      ---------  ---------
  Redeemable preferred stock             4,158      5,542
                                      ---------  ---------
  Long-term debt                       380,093    380,972
                                      ---------  ---------
      Total Capitalization             808,312    804,026
                                      ---------  ---------
 Noncurrent Liabilities                 49,341     35,818
                                      ---------  ---------
 Current Liabilities:
  Long-term debt due within
   one year                              2,863      2,622
  Commercial paper                      39,350     41,250
  Other current liabilities            157,355    150,002
                                      ---------  ---------
      Total Current
        Liabilities                    199,568    193,874
                                      ---------  ---------

 Deferred Taxes and Other:
  Deferred Federal income taxes        170,100    162,799
  Other Deferred Credits                55,546     33,556
                                      ---------  ---------
      Total Deferred Taxes
         and Other                     225,646    196,355
                                      ---------  ---------
        Total                       $1,282,867 $1,230,073
                                     ========== ==========

Note: All figures reported are subject to such adjustments as the annual audit by independent accounts may disclose to be necessary.

Figures appearing in this report are presented as general information and not in connection with any sale or offer to sell or solicitation of an offer to buy any securities. All figures reported are subject to such adjustments as the annual audit by independent accountants may disclose to be necessary.

ORANGE AND ROCKLAND

Orange and Rockland Utilities, Inc. and Subsidiaries
One Blue Hill Plaza
Pearl River, NY 10965